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                                                                   EXHIBIT 21.01
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                                SUBSIDIARIES OF
                   OCCUPATIONAL HEALTH + REHABILITATION INC
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Occupational Orthopaedic Center, Inc.,
a Rhode Island corporation

CM Occupational Health, Limited Liability Company, a Maine limited liability company
(also doing business as The Health Center)

OHR/MMC, Limited Liability Company,
a Maine limited liability company
(also doing business as Occupational Health + Rehabilitation,
An affiliate of Maine Health)

Kent/OH+R, LLC
a Rhode Island limited liability company

OH+R/Boston, LLC,
a Massachusetts limited liability company
(also doing business as Occupational Health + Rehabilitation)

OHR/Baystate, LLC,
a Massachusetts limited liability company
(also doing business as Occupational Health + Rehabilitation)